Exhibit 5.1

Mayer Brown LLP 1675 Broadway New York, New York 10019-5820

July 23, 2010	Main Tel +1 212 506 2500
Main Fax +1 212 262 1910
Envestnet, Inc.	www.mayerbrown.com
35 East Wacker Drive
Suite 2400
Chicago, Illinois 60601

Ladies and Gentlemen:

We have acted as counsel to Envestnet, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 26, 2010 (File No. 333-165717), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 8,855,000 shares of common stock of the Company, par value $0.005 per share (the “Shares”), of which up to 4,427,500 shares (including up to 577,500 shares issuable upon exercise of an over-allotment option granted by the Company and certain stockholders of the Company (the “Selling Stockholders”)) will be offered and may be sold by the Company (the “Primary Shares”) and up to 4,427,500 shares (including up to 577,500 shares upon exercise of the over-allotment option) will be offered and may be sold by certain stockholders of the Company (the “Secondary Shares”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to General Corporation Law of the State of Delaware, including all applicable Delaware statutory provisions of law and the reported judicial decisions interpreting these laws, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, as of the date hereof:

1. Assuming the Company files its Fifth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, a form of which has been filed as Exhibit 3.1 to the Registration Statement, (a) the Primary Shares, when issued against payment therefor in the circumstances contemplated by the form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement will be validly issued, fully paid and nonassessable and (b) the Secondary Shares will be validly issued, fully paid and nonassessable.

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

July 23, 2010

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP